EXHIBIT 10.8

AGREEMENT

This AGREEMENT TO LOCATE SHIPWRECKS (the "Agreement') dated August 25th. 2009 (the "Effective Date"), is entered into by and between Seafarer Exploration, Corp. and its subsidiaries and affiliates (collectively referred to herein as "Seafarer" or the "Company") with its chief executive offices located at 14497 North Dale Mabry Highway, Suite 209-N, Tampa, Florida, 33618 and Mark A. Fleckenstein ("Fleckenstein") with a mailing address of 6769 North FM 51, Decatur. TX 76234.

WHEREAS, Fleckenstein and Seafarer mutually desire that Fleckenstein will attempt to locate previously undiscovered and undocumented historic shipwrecks on behalf of Seafarer.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and other good and valuable consideration, Fleckenstein and Seafarer hereby agree as follows:

Term. The term ("Term") of this Agreement shall commence on the Effective Date and be in full force and effect until August 25th, 2014 (the "Terntination Date") unless terminated according to Paragraph 9.

Services.Fleckenstein agrees to use his best efforts to locate virgin, previously undiscovered, undocumented historic shipwrecks on behalf of Seafarer (the "Services"). Fleckenstein agrees to provide all equipment and accessories necessary for the performance of the Services. Fleckenstein acknowledges and agrees that he is not an employee of Seafarer and that his status during the performance of this Agreement shall be that of an independent contractor. Fleckenstein represents and warrants to Seafarer that he possesses the skill, experience, diver certifications, licenses (if required by applicable law) of the venues where Fleckenstein will be performing the Services, and equipment necessary to perform the Services contemplated by this Agreement. Fleckenstein agrees to perform the Services with reasonable care and diligence and in strict compliance with applicable local, state and federal laws, rules, and regulations. Fleckenstein agrees to indemnify and forever hold harmless Seafarer against any expense, costs or payments of any kind, including court costs and attorney fees, which Seafarer or its insurers may be compelled to make or expend, or shall become liable for, by reason of any claims, demands that may at any time be made or brought against Seafarer by any person, governmental agency, firm or corporation because of the conduct, negligence, and/or errors and omissions of Fleckenstein including the performance by Fleckenstein of the Services contemplated under this Agreement.

Recovery Fee. Seafarer will pay Fleckenstien a fee of five percent (5.0%) of any artifacts that it actually recovers from any previously undiscoverd and undocumented shipwrecks that Fleckenstein locate (the "Fee"). In order for fleckenstein to be eligible to receive the Fee all of the following conditions must be met:

Fleckenstein must provide Seafarer with the coordinates of the specific shipwreck that he locates;

The shipwreck must he previously undiscovered, undocumented and be unencumbered by any prior legal claims; and

Seafarer must be able to obtain the exclusive rights and any required federal, state and local permits to explore and salvage the shipwreck.

Furthermore, Fleckenstein will not be eligible to receive the Fee for any shipwreck that Seafarer locates on its own or that Seafarer is already exploring and/or salvaging.

Expenses. Fleckenstein shall be solely responsible for all of his own expenses in conjunction with providing the Services under this Agreement.

Ownership of Media Rizhts. Fleckenstein agrees that all ancillary media rights, including but not limited to: publicity, movies, video, television, literary, and replica rights with respect to any shipwreck located by Fleckenstein under this Agreement will be the exclusive property of Seafarer.

Confidentiality and Non-Disclosure.

 Fleckenstein acknowledges that Seafarer is a publicly traded company whose shares are traded on the Over-the-Counter Bulletin Board under the ticker symbol SFRX. Fleckenstein has received or may receive in the future material non-public information from Seafarer. In terms of receiving material non-public information from Seafarer, Fleckenstein is subject to Regulation FD and any and all securities laws pertaining to insider trading. Fleckenstein agrees that it will hold in strict confidence and not disclose to any third (3rd) parties any material non-public information received from Seafarer. except as approved in writing by the CEO of Seafarer. Fleckenstein additionally agrees that it will use the non-public information that it receives from Seafarer for lawful purposes only.

Fleckenstein shall treat as confidential and will not ever disclose under any circumstances to any third (3rd) party any information that it becomes aware of during its business relationship with Seafarer pertaining to but not limited to any and all of Seafarer's financial information, hank account information, access codes, investors, shareholder lists, shipwreck site(s), proprietary data, intellectual properties, agreements, capabilities, specifications, business strategies, information regarding existing and future technical, business and marketing plans and product strategies, passwords, and the identity of actual and potential customers and suppliers (hereinafter collectively referred to as "Confidential Information"). Confidential information may be written, e-mail, hard copies of documents, oral, recorded, or contained on tape or on other electronic or mechanical media.

  Fleckenstein represents and warrants that it will not disclose any Confidential Information whatsoever to any third (3rd) party. Fleckenstein will be deemed to have been in a fiduciary relationship of confidence with respect to the Confidential Information disclosed to its by Seafarer, and Fleckenstein shall hold the Confidential Information in strict confidence and will never disclose such Confidential Information to any third (3`d) party or to use it for any purpose other than as specifically authorized by Seafarer in writing.

No copies of the Confidential Information shall be retained by Fleckenstein.

Seafarer shall be deemed to be the owner of all Confidential 'Information.

Fleckenstein specifically acknowledges that the unauthorized disclosure, use or disposition of such Confidential Information by any third could cause irreparable harm and significant injury to Seafarer's business which may be difficult to ascertain. Accordingly, Seafarer shall have the right to an immediate injunction in the event of any breach of this Agreement involving confidentiality, in addition to any other remedies that may be available to Seafarer at law or in equity.

General Release and Waiver of Claims. Fleckenstein does hereby remise, release, and forever discharge Seafarer, Seafarer's agents, officers, directors, consultants, advisors, affiliates, employees. assigns, administrators, controlling persons and personal representatives, of and from all, and all manner of, actions, causes of action, suits, proceedings, debts, dues, contracts, judgments, damages, claims, and demands whatsoever in law or equity, which Fleckenstein ever had, now has, or which Fleckenstein's heirs, executors, administrators or personal representatives hereafter can, shall, or may have for or by reason of any matter, cause, or thing whatsoever arising out of this Agreement; or in any way arising out of the performance of the Services by Fleckenstein.

Seafarer does hereby remise, release, and forever discharge Fleckenstein, of and from all, and all manner of, actions, causes of action, suits, proceedings, debts, dues, contracts, judgments, damages, claims, and demands whatsoever in law or equity, which Fleckenstein ever had, now has, or which Fleckenstein's heirs, executors, administrators or personal representatives hereafter can, shall, or may have for or by reason of any matter, cause, or thing whatsoever arising out of the performance of the Services by Fleckenstein

Construction of Agreement. The parties hereto agree that in construing the terms of this Agreement, it shall be construed as if prepared by an independent third (3rd) party.

Termination. This Agreement may be terminated at any time by mutual written consent of Fleckenstein and Seafarer. Upon termination of this Agreement, the provisions of this Agreement which by their nature have continuing effect shall survive in effect and continue in effect and shall inure to the benefit of and be binding upon the parties, their legal representatives, successors, heirs and assigns.

Assionment. Fleckenstein may not transfer, assign, encumber or convey this agreement to any third (3rd) party without the prior written consent of Seafarer. Seafarer may assign this agreement, in its sole discretion, to any other party.

Authority. Fleckenstein shall not have any right, power, or authority to create any obligation, express or implied, or make any representations on behalf of Seafarer except as Fleckenstein may be expressly authorized by Seafarer in advance in a writing by Seafarer and then only to the extent of such authorization.

Independent Contractor. At all times during the Term of this Agreement Fleckenstein is acting as an independent contractor and is not an officer, employee, partner, or authorized aaent of Seafarer. As an independent contractor Fleckenstein will retain sole and exclusive control of the manner in which these Services are to be performed. As an independent contractor no taxes will be withheld from Fleckenstein's Fee by Seafarer. Fleckenstein will be solely responsible for any and all state, local and/or federal tax obligations. Fleckenstein agrees to hold Seafarer harmless for any expenses, liabilities or obligations of any type concerning taxes or insurance. This Agreement does not create an employer-employee relationship, partnership, joint venture, agency or other such relationship between Seafarer and Fleckenstein.

Notices. Any notices required or permitted to be given hereunder shall he in writing and shall be mailed or otherwise delivered in person at the address of such Party set forth above or to such other address, as the Party shall have furnished in writing to the other Party.

No Waiver. A waiver by either party of any breach of this Agreement by the other party shall not be construed as a waiver of any such subsequent breach by such party of the same or any other provisions of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

Partial Invalidity. If any portion of this Agreement shall be held invalid or void, the remainder of this Agreement shall not be affected but such portion shall be deemed modified to the extent necessary to render such provision enforceable under the law, and this Agreement shall remain valid and enforceable as so modified. In the event that the provision may not be modified in such a way as to make it enforceable, the Agreement shall be construed as if the portion so invalidated was not part of this Agreement.

Headinas, The headings used in this Agreement are for reference purposes only and shall not be deemed a substantive part of this Agreement.

  Coverning Law. This Agreement shall be construed under and governed by the laws of the State of Florida. Both parties agree that the sole venue for litigation of any dispute arising under this agreement will be in Hillsborough County. Tampa, Florida.

  Advice of Counsel. Each Party Acknowledges that, in executing this Ag,reement, such Party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not he construed against any Party by reason of the drafting or preparation hereof.

  Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and cancels any prior communications, representations, understandings, and agreements, whether verbal or in writing, between the parties. No modifications of or changes to this Agreement shall be binding, nor can any of its provisions be waived, unless agreed to in writing by the parties.

Agreed to and Accepted;

Mark A. Fleckenstein

By: /s/ Mark A. Fleckenstein
Mark A. Fleckenstein

Individually

P.

Seafarer Exploration Corp.

By: /s/ Kyle Kennedy
Name: Kyle Kennedy
Title: Chief Executive Officer Seafarer Exploration Corp.